                           PROVISION OF THE BY-LAWS OF
                   FINANCIAL PERFORMANCE CORPORATION REGARDING
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS


                                   ARTICLE IX

                                 Indemnification

     Section 1. Nonexclusivity. The indemnification and advancement of expenses granted pursuant to, or provided by, this Article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled, including such rights to indemnification as may be authorized by
(a) a resolution of the shareholders of the Corporation, (b) a resolution of the Board of Directors, or (c) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that such director's or officer's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such director or officer personally gained in fact a financial profit or other advantage to which such director or officer was not legally entitled. Nothing contained in this Article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

     Section 2. Indemnification of Directors and Officers.

     (a) The Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee, benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that such director or officer, or such director's or officer's testator in intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which such director or officer reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such director's or officer's conduct was unlawful.

     (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which such director or officer did not act, in good faith, for a purpose which such director or officer reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation or that such director or officer had reasonable cause to believe that such director's or officer's conduct was unlawful.

     (c) The Corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person, or such person's testator or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by such person in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which such director or officer reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation, except that no indemnification under this paragraph shall be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     (d) For the purpose of this Section, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

     Section 3. Payment of Indemnification.

          (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 2 of this Article shall be entitled to indemnification as authorized in such Section.

          (b) Except as provided in paragraph (a) of this Section, any indemnification under Section 2 of this Article or otherwise permitted by
Section 1 of this Article, unless ordered by a court under the applicable provisions of the Business Corporation Law, shall be made by the Corporation, only if authorized in the specific case:

          (i) By the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in
     Section 2 of this Article or established pursuant to Section 1 of this Article, as the case may be; or

          (ii) If a quorum under subparagraph (i) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

               (A) By the Board of Directors upon the opinion in writing of independent legal counsel that the indemnification is proper in the circumstances because all applicable standard of conduct set forth in such Sections has been met by such director or officer, or

               (B) By the shareholders of the Corporation upon a finding that the director or officer has met the applicable standard of conduct set forth in such Sections.

          (c) Expenses incurred in defending a civil or criminal action or proceeding shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount, and to the extent, required by paragraph (a) of Section 4 of this Article.


     Section 4. Other Provisions Affecting Indemnification
                of Directors and Officers.

          (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the Corporation under paragraph (c) of Section 3 of this Article shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this Article, not to be entitled indemnification or, where indemnification is granted, to the extent the expenses so advanced by the Corporation exceed the indemnification to which such person is entitled.

          (b) No indemnification, advancement or allowance shall be made under this Article in any circumstance where it appears:

          (i) That the indemnification would be inconsistent with a provision of the Certificate of Incorporation of the Corporation, these By-Laws, a resolution of the Board of Directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

          (ii) If there has been a settlement approved by a court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

          (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the Corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three (3) months from the date of such payment, and, in any event, within fifteen (15) months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

          (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of these ByLaws, resolution of the Board of Directors, or by agreement, then the Corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three
(3) months from the date of such action, and, in any event, within fifteen (15) months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

          Section 5. Insurance for Indemnification of Directors and Officers.

          (a) Subject to paragraph (b) of this Section, the Corporation shall have power to purchase and maintain insurance:

          (i) To indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this Article; and

          (ii) To indemnify directors and officers in instances in which they may be indemnified by the Corporation under the provisions of this Article; and

          (iii) To indemnify directors and offices in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

          (b) No insurance under paragraph (a) of this Section may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

          (i) if a judgment or other final adjudication adverse to the insured director or officer establishes that his or her acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; or

          (ii) in relation to any risk the insurance of which is prohibited under the Insurance Law of the State of New York.

          (c) Insurance under any or all subparagraphs of paragraph (a) of this Section may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

          (d) The Corporation shall, within the time and to the persons provided in paragraph (c) of Section 4 of this Article, mail a statement in respect of any insurance it has purchased or renewed under this Section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement to shareholders, paid under any indemnification insurance contract.